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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the Virco Mfg. Corporation 401(k) Savings Plan, and to the incorporation by reference therein of our reports (a) dated March 19, 2001, with respect to the consolidated financial statements and schedule of Virco Mfg. Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2001 and (b) dated June 27, 2001, with respect to the financial statements and schedules of the Virco Mfg. Corporation Employee Stock Ownership Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                                       /s/ Ernst & Young LLP


Long Beach, California
December 7, 2001